As filed with the Securities and Exchange Commission on April 22, 2005
Registration No.____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMITH-MIDLAND CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	54-1727060
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

P.O. BOX 300, 5119 CATLETT ROAD, MIDLAND, VIRGINIA	22728
(Address of principal executive offices)	(Zip Code)

SMITH-MIDLAND CORPORATION 2004 STOCK OPTION PLAN
(Full title of the Plan)

RODNEY I. SMITH, PRESIDENT
SMITH-MIDLAND CORPORATION
P.O. BOX 300, 5119 CATLETT ROAD
MIDLAND, VIRGINIA 22728
(Name and address of agent for service)

(540) 439-3266
(Telephone number, including area code, of agent for service)

copy to:
GARY T. MOOMJIAN, ESQ.
MOOMJIAN & WAITE, LLP
100 JERICHO QUADRANGLE
SUITE 225
JERICHO, NY 11753

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee
Common Stock, par value $.01	500,000.86		$430,000 (3)	50.62

(1) Represents the shares of common stock, par value $.01 per share (“Common Stock”), issuable pursuant to the Smith-Midland Corporation 2004 Stock Option Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such indeterminable number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in such plan.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Computed in accordance with Rule 457(h) and 457(c), based upon the average of the high and low prices for the Common Stock reported on the OTC Bulletin Board on April 18, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to "employees" (as such term is defined in paragraph 1(a) of General Instructions A to Form S-8) as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Smith-Midland Corporation (the "Registrant") hereby incorporates by reference the documents listed below previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

1. The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2004.

2. The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A, including any amendment(s) or report(s) filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant's Certificate of Incorporation, as amended to date, eliminates, in certain circumstances, the personal liability of directors of the Registrant for monetary damages resulting from breaches of their fiduciary duties as directors except, pursuant to the limitations of the Delaware General Corporation Law, (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or any amendatory or successor provisions thereto, or (iv) with respect to any transaction from which a director derived an improper personal benefit. The Registrant's By-Laws provide indemnification to directors, officers, employees, and agents, including against claims brought under state or Federal securities laws, to the fullest extent allowable under Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Set forth below are all exhibits to the Registration Statement:

Exhibit Number	Description
5.1	Opinion of Moomjian & Waite, LLP.
10.1	Smith-Midland Corporation 2004 Stock Option Plan (Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004).
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Moomjian & Waite, LLP (included in legal opinion filed as Exhibit 5.1).

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Virginia, on this 22 day of April, 2005.

SMITH-MIDLAND CORPORATION

By:/s/ Rodney I. Smith
Rodney I. Smith
President and Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rodney I. Smith	Director, President	April 22, 2005
--------------------------------	and Chief Executive
Rodney I. Smith	Officer (Principal
Executive Officer)

/s/ Lawrence R. Crews	Chief Financial Officer	April 22, 2005
-------------------------------	(Principal Financial and
Lawrence R. Crews	Accounting Officer)

/s/ Ashley B. Smith	Director	April 22, 2005
--------------------------------
Ashley B. Smith

/s/ Wesley A. Taylor	Director	April 22, 2005
--------------------------------
Wesley A. Taylor

/s/ Andrew Kavounis	Director	April 22, 2005
--------------------------------
Andrew Kavounis

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Moomjian & Waite, LLP.
10.1	Smith-Midland Corporation 2004 Stock Option Plan (Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004).
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Moomjian & Waite, LLP (included in legal opinion filed as Exhibit 5.1).